Exhibit 99.1

Sandra Horning, M.D. To Join Moderna’s Board of Directors

Former Genentech/Roche Chief Medical Officer and Head of Global Product Development will bring extensive global biopharma expertise to support Moderna’s late-stage development efforts

CAMBRIDGE, Mass., February 3, 2020 — Moderna, Inc., (Nasdaq: MRNA) a clinical stage biotechnology company pioneering messenger RNA (mRNA) therapeutics and vaccines to create a new generation of transformative medicines for patients, today announced that Sandra Horning, M.D., FACP, FASCO, has been nominated to join its Board of Directors effective as of April 29, 2020, the date of the Company’s annual meeting of stockholders. Dr. Horning has been nominated as a Class II Director and will serve as a member of the Product Development Committee of the Board. Dr. Horning is an academic and industry veteran, most recently serving as Chief Medical Officer and Head of Global Product Development at Genentech/Roche (SIX: RO, ROG; OTCQX: RHHBY).

“As we continue to build Moderna, we seek to bolster our board with industry leaders from companies at the cutting edge of science with experience in bringing transformative medicines to patients,” said Noubar Afeyan, Ph.D., Co-Founder and Chairman of Moderna, and CEO of Flagship Pioneering. “Sandra is a true visionary with a highly distinguished career and we believe she will bring important expertise to advancing Moderna’s progress.”

“I am delighted to join the talented team at Moderna and work alongside fellow directors as the company continues to build on its leadership in mRNA science,” said Dr. Horning. “I’ve devoted my life to advancing innovative treatments for patients, and I am excited by the potential of mRNA therapy to prevent and treat a wide range of serious diseases. I look forward to supporting Moderna as it moves into late-stage development and continues to advance its broad mRNA pipeline.”

“As Moderna approaches more advanced stages of development across our clinical programs, we sought a director with deep experience bringing new medicines in multiple therapeutic areas to market at a global biopharmaceutical organization. Sandra’s expertise and commitment to patients make her an important addition to our board and in helping to make our vision a reality,” said Stéphane Bancel, Chief Executive Officer of Moderna. “As a cancer survivor, physician and researcher, Sandra brings a unique perspective, and we look forward to learning from and working with her.”

Dr. Horning is currently a co-founder and advisor for EQRx, a biotechnology company focused on creating innovative medicines at lower prices, and serves on the Board of Directors of Gilead Sciences, Inc. (Nasdaq: GILD). Previously she served as Chief Medical Officer and Head of Global Product Development at Genentech/Roche from 2014 to 2019. Over the course of a decade, she oversaw the approval of 15 new medicines across a variety of diseases, including cancer, multiple sclerosis, influenza and blindness. Prior to joining Genentech, she spent more than 20 years as a Professor of Medicine, Oncology and Blood and Bone Marrow Transplantation at Stanford University School of Medicine, where she remains an Emerita Professor.

She has received numerous awards and recognitions throughout her career – she is the recipient of the Healthcare Businesswomen’s Association 2020 Woman of the Year, 2017 Duane Roth Memorial Award, 2014 Fierce Biotech Top Women in Biotech Award and 2010 Top Women in Bay Area Business Award. She was President of the American Society of Clinical Oncology from 2005-2006 and has served on the editorial boards of several peer-reviewed medical journals, including Journal of Clinical Oncology, Clinical Cancer Research, Clinical Lymphoma, Leukemia & Lymphoma, the Annals of Internal Medicine and the American Journal of Medicine.

Dr. Horning received her M.D. from University of Iowa School of Medicine and completed her post-graduate fellowship in Oncology and Cancer Biology at Stanford University.

About Moderna

Moderna is advancing messenger RNA (mRNA) science to create a new class of transformative medicines for patients. mRNA medicines are designed to direct the body’s cells to produce intracellular, membrane or secreted proteins that can have a therapeutic or preventive benefit and have the potential to address a broad spectrum of diseases. Moderna’s platform builds on continuous advances in basic and applied mRNA science, delivery technology and manufacturing, providing the Company the capability to pursue in parallel a robust pipeline of new development candidates. Moderna is developing therapeutics and vaccines for infectious diseases, immuno-oncology, rare diseases, cardiovascular diseases and autoimmune and inflammatory diseases, independently and with strategic collaborators.

Headquartered in Cambridge, Mass., Moderna currently has strategic alliances for development programs with AstraZeneca, Plc. (Nasdaq: AZN) and Merck, Inc. (Nasdaq: MRK), as well as the Defense Advanced Research Projects Agency (DARPA), an agency of the U.S. Department of Defense; the Biomedical Advanced Research and Development Authority (BARDA), a division of the Office of the Assistant Secretary for Preparedness and Response (ASPR) within the U.S. Department of Health and Human Services (HHS). Moderna has been named a top biopharmaceutical employer by Science for the past five years. To learn more, visit www.modernatx.com.

Important Additional Information and Where to Find It

Moderna will file a proxy statement with the United States Securities and Exchange Commission (“SEC”) in connection with the solicitation of proxies for its 2020 annual meeting of stockholders (“2020 Annual Meeting”). STOCKHOLDERS ARE STRONGLY ADVISED TO READ THE PROXY STATEMENT WHEN IT BECOMES AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. Stockholders may obtain a free copy of the proxy statement, any amendments or supplements to the proxy statement and other documents that Moderna files with the SEC from the SEC’s website at www.sec.gov or Moderna’s website at www.modernatx.com as soon as reasonably practicable after such materials are electronically filed with, or furnished to, the SEC.

Certain Information Regarding Participants

Moderna, its directors, nominees for election as director, executive officers and other persons related to Moderna may be deemed to be participants in the solicitation of proxies from Moderna’s stockholders in connection with the matters to be considered at the 2020 Annual Meeting. Information concerning the interests of Moderna’s participants in the solicitation is set forth in the materials filed by Moderna with the SEC, including in its definitive proxy statement filed with the SEC on May 15, 2019, and will be set forth in the proxy statement relating to the 2020 Annual Meeting when it becomes available.

Moderna Contacts:

Media:

Colleen Hussey

Senior Manager, Corporate Communications

203-470-5620

Colleen.Hussey@modernatx.com

Investors:

Lavina Talukdar

Head of Investor Relations

617-209-5834

Lavina.Talukdar@modernatx.com